Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

Participant: Ramesh Srinivasan

Grant Date: June 18, 2026

Restricted Stock Units: 78,269

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into as of the Grant Date set forth above by and between Agilysys, Inc., a Delaware corporation (the “Company”), and the Participant set forth above (“you” or the “Participant”).

1.
Award.
(a)
The Company hereby grants you on the Grant Date an award (the “Award”) consisting of the aggregate number of Restricted Stock Units set forth above (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Agilysys, Inc. 2024 Equity Incentive Plan, as amended from time to time (the “Plan”). This Award is granted to you in consideration of the services you will render to the Company and is made pursuant to the Plan.
(b)
The Restricted Stock Units shall be credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.
Vesting.
(a)
Time Vesting. 39,135 of the Restricted Stock Units will vest as follows, subject to the other terms and conditions of this Agreement, including that you remain in Continuous Service as of the specified dates:

26,220 on June 18, 2028

3,229 on September 18, 2028

3,229 on December 18, 2028

3,229 on March 18, 2029

3,229 on June 18, 2029

(b)
Performance Vesting. The remaining 39,135 of the Restricted Stock Units shall be conditioned upon the achievement of the performance metrics set forth in this Section 2(b) (the “Performance-Based RSUs”), which performance metrics must be achieved by the third anniversary of the Grant Date. The Performance-Based RSUs shall be divided into three equal tranches consisting of one-third of the Performance-Based RSUs (the “First Tranche,” “Second Tranche,” and “Third Tranche,” accordingly). Each Tranche will be subject to the following performance metrics, both of which must be satisfied in order for the Tranche to be earned (the “Performance Metrics”): (i) the 20-Day VWAP of the Company’s common stock shall be equal to or higher than the Stock Price Target for such Tranche, and (ii) you have been continuously employed with the Company since the Date of Grant for a minimum of two years. The Stock Price Targets for each Tranche shall be:

Tranche	Stock Price Target
First Tranche	$105
Second Tranche	$120

Third Tranche	$135

Subject to Section 6 below, if the applicable Performance Metrics relating to the First Tranche, the Second Tranche or the Third Tranche are not satisfied by the third-anniversary of the Date of Grant, then such Tranche for which the Performance Metrics have not been satisfied shall not vest and shall be forfeited.

If a Performance Metric is achieved prior to the second-anniversary of the Date of Grant, then sixty-seven percent (67%) of the applicable Tranche for which the Performance Metric was achieved shall vest on the second anniversary of the Date of Grant, and the remaining thirty-three percent (33%) shall vest in equal quarterly installments beginning on the date that is 90 days following the second anniversary of the Date of Grant and continuing for each of the next three successive 90th days thereafter (each such quarterly period, a “Quarterly Tranche Vesting Period”), subject in each case to your continued employment through each applicable vesting date. If a Performance Metric for a Tranche is achieved on or after the second anniversary of the Date of Grant, then the applicable Tranche for which the Performance Metric was achieved shall vest sixty-seven percent (67%) on the day after the Performance Metric was achieved, and the remaining thirty-three percent (33%) shall vest in equal installments beginning at the end of the current Quarterly Tranche Vesting Period and continuing for the end of each successive Quarterly Tranche Vesting Period, subject in each case to your continued employment through the applicable vesting date.

(c)
Subject to Section 2(d) below and the terms of any written employment agreement with you then in effect, the foregoing vesting schedules notwithstanding, if your Continuous Service terminates for any reason at any time before all of your Restricted Stock Units have vested, your unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to you under this Agreement.
(d)
Notwithstanding Sections 2(b) and (c) of this Agreement, if your employment terminates prior to the third anniversary of the Grant Date due to your death or Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the Performance-Based RSUs have attained the applicable Stock Price Target prior to such termination, then the applicable Tranche shall immediately vest as of the date of such termination. Any corresponding shares of common stock underlying the Performance-Based RSUs that vest pursuant to this Section 2(d). will be settled in favor of you, your estate or legal representative.
(e)
Once vested, the Restricted Stock Units become “Vested Units.
3.
Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until the Restricted Stock Units vest in accordance with Section 2 and until such time as the Restricted Stock Units are settled in accordance with Section 5, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by you and all of your rights to such units shall immediately terminate without any payment or consideration by the Company.
4.
Rights as Shareholder; Dividend Equivalents.
(a)
You shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.
(b)
Upon and following the settlement of the Restricted Stock Units, you shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c)
If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, your Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to you if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to you as set forth in this Agreement.
(d)
The Dividend Equivalents credited to your Account will be deemed to be reinvested in additional Restricted Stock Units (rounded to the nearest whole share) and will be subject to the same terms and conditions as the Restricted Stock Units to which they are attributable and shall vest or be forfeited (if applicable) at the same time as the Restricted Stock Units to which they are attributable. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as any further dividends are declared.
5.
Settlement of Restricted Stock Units.

(a)
Subject to Section 10 hereof, promptly following the vesting date, the Company shall (a) issue and deliver to you the number of shares of Common Stock equal to the number of Vested Units and cash equal to any Dividend Equivalents credited with respect to such Vested Units and the interest thereon or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon; and (b) enter your name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to you.
(b)
To the extent that you do not vest in any Restricted Stock Units, all interest in such Restricted Stock Units and any related Dividend Equivalents) shall be forfeited. You have no right or interest in any Restricted Stock Units that are forfeited.
6.
Change in Control. The Award shall be subject to Section 12 of the Plan upon the occurrence of a Change in Control. Notwithstanding the foregoing, if the Performance-Based RSUs have not attained the applicable Stock Price Target prior to the Change in Control, they shall immediately vest fully if the per share consideration payable on a Change in Control is equal to or greater than $105 per share in the case of the First Tranche, $120 in the case of the Second Tranche, and $135 in the case of the Third Tranche, in each case as determined by the Company, and if not, a Tranche shall vest based on the percentages obtained by the following formulas: (A) with respect to the First Tranche, (i) the consideration paid pursuant to the Change in Control divided by (ii) $105;(B) with respect to the Second Tranche, (i) the consideration paid pursuant to the Change in Control divided by (ii) $120; and (C) with respect to the Third Tranche, (i) the consideration paid pursuant to the Change in Control divided by (ii) $135. For example, if the consideration paid pursuant to the Change in Control is $110, then 100% of the First Tranche would vest; 91.7% of the Second Tranche would vest, 82.5% of the Third Tranche would vest, and the remaining Performance-Based RSUs would terminate and be forfeited.

7.
Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Shares. The provisions of this Agreement will be applicable to the Restricted Stock Units, Common Shares or other securities, if any, which may be acquired by you related to the Restricted Stock Units as a result of a liquidation, recapitalization, reorganization, redesignation or reclassification, split-up, reverse split, merger, consolidation, dividend, combination or exchange of Restricted Stock Units or Common Shares, exchange for other securities, a sale of all or substantially all assets or the like. The Committee may appropriately adjust the number and kind of Restricted Stock Units, Common Shares or other securities described in this Agreement to reflect such a change.
8.
Nontransferability of Shares. Upon the acquisition of any Common Shares pursuant to this Agreement, if the Common Shares have not been registered under the Securities Act, they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Common Shares has become effective or unless you establish to the satisfaction of the Company that an exemption from such registration is available. You will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or this Agreement. The Participant understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange.
9.
Internal Revenue Code Section 409A. This Agreement, Award and the compensation and benefits hereunder are intended to meet the requirements for exemption from coverage under Code Section 409A for restricted property set forth in Treas. Reg. Section 1.409A-1(b)(6), as well as any other applicable exemption, and shall be construed and administered accordingly. If the Company determines that any compensation or benefits awarded or payable under this Agreement may be subject to taxation under Code Section 409A, the Company shall, after consultation with you, have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to exempt the compensation and benefits payable under this Agreement from Code Section 409A or meet the requirements of Code Section 409A. In no event, however, shall this Section 9 or any other provisions of the Plan or this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or awards or payments under, this Agreement, and the Company shall have no responsibility for tax consequences of any kind to you (or any other person or entity), whether or not such consequences are contemplated at the time of entry into this Agreement, or result from the terms or operation of this Agreement.

10.
Withholding; Tax Liability.

(a)
The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation payable to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of any such means: (i) tendering a cash payment; (ii) if the Common Shares are listed on any established stock exchange or a national market system, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the tax required to be withheld by law (i.e., by means of a ‘cashless’ procedure); or (iii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the amount of tax required to be withheld by law.
(b)
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or removal of restrictions of the Restricted Stock Units or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
11.
No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed to grant you any right to remain an employee with the Company or its affiliates, or to be employed in any particular position therewith. The Plan and this Agreement do not constitute a contract of employment, and the Company and each affiliate expressly reserves the right, at any time, to terminate your employment free from liability, or any claim, under the Plan and this Agreement, except as may be specifically provided therein.

12.
Notices. All notices or other communications relating to the Plan and this Agreement as it relates to you shall be in writing, shall be deemed to have been made if personally delivered in return for a receipt or, if mailed, by regular U.S. mail, postage prepaid, by the Company to you at your address then on file with the Company. You are responsible for notifying the Company of a change in your address.

13.
Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to its conflict of laws principles.

14.
Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement. However, no such action may be inconsistent with the terms of the Plan or materially and adversely affect your rights without your written consent. Notwithstanding the foregoing, the Company may, after consulting with you, unilaterally amend this Agreement to comply with law, preserve favorable tax effects or avoid unfavorable tax effects for either of the parties.

15.
Effect of Waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

16.
Severability. In the event of the invalidity of any part or provision of the Plan or this Agreement, such invalidity will not affect the enforceability of any other part or provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by Applicable Law.

17.
Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and you and its and your respective beneficiaries, heirs, legatees, executors, administrators, estates, successors, assigns, legal representatives, guardians and caretakers.

18.
Transferability. The Award shall not be transferable by you other than by will or the laws of descent and distribution.

19.
No Further Liability. The liability of the Company, its affiliates and the Committee under or in connection with this Agreement is limited to the obligations set forth herein and no terms or provisions of this Agreement shall be construed to impose any liability on the Company, its affiliates, the Committee or their directors and employees in favor of any person or entity with respect to any loss, cost, tax or expense which the person or entity may incur in connection with or arising from any transaction related to this Agreement. No third-party beneficiaries are intended.

20.
No Impact on Other Benefits. The value of the Participant’s Restricted Stock Units is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21.
Recoupment Right. You acknowledge that if the Board or the Committee determines that the Company’s financials are restated due directly or indirectly to the fraud, ethical misconduct, intentional misconduct or a breach of fiduciary duty by you, the Board or Committee shall have sole discretion to take such actions, as permitted by law, as it deems necessary to cancel the SAR and to recover all or a portion of any gains realized in respect of the SAR, provided such recovery cannot extend back more than three years.

22.
The Plan. The Plan is hereby incorporated by reference and made a part of this Agreement for all purposes, and when taken together with this Agreement, shall govern the rights of you and the Company with respect to the Award. You irrevocably agree to, and accept, the terms, conditions and restrictions of the Plan and this Agreement on your own behalf and on behalf of any beneficiaries, heirs, legatees, guardians, representatives, successors and assigns. All capitalized terms used in this Agreement, unless otherwise defined, shall have the meaning ascribed to them under the Plan. In the event and to the extent of an express conflict or inconsistency among any of this Agreement, any written employment agreement with you then in effect, the provisions of the Plan, and any rules, regulations, and interpretations of the Plan adopted by the Committee, then the following order of priority shall control; (a) any written employment agreement then in effect, (b) the Plan, (c) any rules, regulations, and interpretations of the Plan adopted by the Committee, and (d) this Agreement; and to the extent that any other document controls this Agreement shall be deemed to be modified accordingly.

23.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and agree to the terms hereof as of the date first above written.

Company

/s/ Kyle C. Badger

Kyle C. Badger

SVP, General Counsel and Secretary

Participant

/s/ Ramesh Srinivasan

Ramesh Srinivasan